AGREEMENT
                      BETWEEN TEXAS THOROUGHBRED HBPA, INC.
                         AND SAM HOUSTON RACE PARK, LTD.

         This agreement (the "Agreement"), effective upon signature by all parties and as of the date last signed below (the "Effective Date"), represents the understandings and agreements by and between Sam Houston Race Park, Ltd., 5847 San Felipe, Suite 2600, Houston, Texas 77057, a racing association (hereinafter "SHRP"), which holds the license to operate a Class 1 horse racetrack, Sam Houston Race Park at 7575 N. Sam Houston Parkway West, Houston, Texas 77064 (the "Racetrack"), and the Texas Thoroughbred HBPA, Inc., a Texas non-profit corporation, Post Office Box 142533, Austin, Texas 78714 (hereinafter the "Association").

         WHEREAS, SHRP acknowledges that it is the appropriate entity recognized and/or authorized by the Texas Racing Commission (i) to conduct thoroughbred race meetings at Sam Houston Race Park, (ii) to exclusively negotiate, contract and deliver contracts applicable to thoroughbred race meetings to the officially-recognized horsemen's organization for all pari-mutuel horse race meetings held in the state of Texas, and (iii) to comply with the regulatory requirements of the Texas Racing Commission;

         WHEREAS, the Texas Racing Commission has formally recognized the Texas Horsemen's Partnership, L.L.P. (herein the "Partnership") as the officially recognized horsemen's organization for all pari-mutuel horse race meetings held in the state of Texas;

         WHEREAS, the Association is a member of the Partnership and has the exclusive right to negotiate, execute and deliver contracts applicable to thoroughbred race meetings in Texas;

         WHEREAS, the Association is the designated "horsemen's group," as that term is defined in the Interstate Horse Racing Act, for purposes of negotiating, executing and delivering contracts with racing associations in Texas relating to thoroughbred racing and interstate simulcast wagering;

         WHEREAS, SHRP and the Association entered into that certain Horsemen's Agreement between the Association and SHRP, effective January 1, 1997, which was subsequently amended by an Addendum, effective December 1, 1997, respectively (herein collectively referred to as the "Prior Agreement");

         WHEREAS, SHRP and the Association agree that they are each interested in: (i) the advancement, maintenance, promotion and improvement of thoroughbred racing in the state of Texas; (ii) the generation and retention of goodwill of the public toward horse racing; (iii) the conduct of horse racing in the state of Texas and at the Racetrack on the highest possible plane of integrity through the establishment and maintenance of high standards of fairness, honesty and accountability; and (iv) the orderly commencement and conduct of horse racing at the Racetrack without disruption, interference or distraction; and

         WHEREAS, the parties now desire to enter into a new agreement which will set forth terms and conditions relating to, among other subjects, (i) the appropriate allocation and distribution between the parties of funds generated from: live thoroughbred racing at the Racetrack, simulcasting of horse racing [including both interstate and intrastate, and both import (guest) and export
(host) simulcasting] and cross-species racing, if any, off-track wagering, if any, account wagering, if any, and additional forms of gaming conducted at the Racetrack, if any; and (ii) matters affecting the relationship between SHRP and thoroughbred horsemen and backstretch personnel.

         NOW, THEREFORE, the parties hereto agree to the following terms and conditions:

         SECTION 1.        DEFINITIONS.  As used in this Agreement:

         1.1     "Act" shall mean the Texas Racing Act, as amended;

         1.2 "Additional Forms of Gaming" shall mean any form of legalized gambling that may be authorized to be conducted at the Racetrack by applicable law and/or the Commission, including but not limited to, bingo, card games, video poker machines, slot machines, lottery and/or casino games of any nature;

         1.3 "Association" shall mean Texas Thoroughbred HBPA, Inc., a Texas non-profit corporation;

         1.4 "Backstretch Personnel" shall mean all licensed personnel employed by a Trainer or Owner/Trainer actively engaged in Thoroughbred Racing at SHRP;

         1.5 "Commission" means the Texas Racing Commission, its executive secretary, staff and employees;

         1.6 "Cross-Species Greyhound Simulcasting" or "Cross-Species Greyhound Simulcast" shall mean the telecast or transmission of live audio and visual signals of a greyhound race, transmitted from a greyhound Sending Track to the Racetrack, for the purpose of wagering conducted on the race at the Racetrack, including any import (guest) simulcasting of greyhound races, whether interstate or intrastate, at the Racetrack or at SHRP's off-track wagering facilities, and including account wagering, if any, authorized by this Agreement, the Act and the Rules;

         1.7 "Cross Species Simulcast Signal" shall mean a simulcast signal of a horse race at a greyhound racetrack facility or a simulcast signal of a greyhound race at a horse racetrack facility;

         1.8     "Custodial Agreement" shall mean the Thoroughbred Owner's
Purse Account Custodial Agreement between SHRP and the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) governing the daily operation and management of all Purse-Allocated Monies in the Purse Account in the form attached hereto as Exhibit "A" and more specifically described in Section 4.3 of this Agreement;

         1.9 "Horse," "horse" or "horsemen" shall mean matters pertaining collectively to thoroughbred, quarter horse and all other equine breeds and horsemen engaged in pari-mutuel racing recognized by the Commission;

         1.10 "Horsemen's Accounts" or "Horsemen's Bookkeeper Accounts" shall mean the separate trust fund accounts, more specifically described in
Section 5 hereof, maintained by the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) or a Texas non-profit corporation organized by the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) at one or more federally-insured depositories (or privately-insured depositories approved by the Commission) into which SHRP shall deposit such funds from the Purse Account or other sources as necessary to fulfill SHRP's contractual commitment to fund Purses Earned by Thoroughbred Owners and purses earned by owners of other breeds from live racing at the Racetrack as provided by this Agreement, the Act and the Rules;

         1.11 "Horsemen's Bookkeeper" shall mean the individual or individuals responsible for handling the Horsemen's Account at the Racetrack during a Thoroughbred Race Meeting;

         1.12 "Licensed" shall mean licensed by the Commission under the Act, unless otherwise specified;

         1.13 "Officially-Recognized Horsemen's Organization" shall mean the entity officially recognized by the Commission pursuant to the Act and Rules as the representative horsemen's organization for all horse Owners and Trainers on matters relating to the conduct of pari-mutuel live horse racing, Simulcasting and Cross-Species Greyhound Simulcasting at, to or from Texas horse racetracks; or alternatively, such successor entity recognized by the Commission as the sole representative horsemen's organization for Thoroughbred Horsemen and Thoroughbred Racing Interests on such matters;

         1.14 "Owner" or "Thoroughbred Owner" shall mean a person who is licensed as an owner in Texas (or is granted reciprocity pursuant to the Rules) and owns more than a nominal interest (at least a five percent interest or more) in one or more Thoroughbred Horses that are engaged in Thoroughbred Racing in Texas or who owns more than a nominal interest (at least a five percent interest or more) in a corporation or other entity which owns one or more Thoroughbred Horses engaged in Thoroughbred Racing in Texas;

         1.15 "Owner/Trainer" shall mean a person who is licensed as an owner/trainer in Texas, and otherwise satisfies the definition of "Owner" and/or "Trainer" herein;

         1.16 "Partnership" means the Texas Horsemen's Partnership, L.L.P., a Texas limited liability partnership, which currently is the Officially-Recognized Horsemen's Organization in the state of Texas;

         1.17 "Purse Account" shall mean the trust fund account, legal title to which is vested in the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen as applicable), more specifically described in Section 4 hereof, and maintained by SHRP and the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) pursuant to the terms of the Custodial Agreement for Thoroughbred Horsemen at one or more federally-insured depositories (or privately-insured depositories approved by the Commission) into which all Purse-Allocated Monies generated or set aside by SHRP from any live, Simulcast and Cross-Species Greyhound Simulcast wagering pools, as applicable, and Additional Forms of Gaming, if any, for the benefit of Thoroughbred Horsemen are required to be deposited on a timely basis by SHRP as provided by this Agreement, the Act and the Rules, and from which disbursements are authorized for the funding of Purses Earned, payment of the expenses of the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable), or such other disbursements as provided by contract between the Association and SHRP and permitted by the Act and the Rules;

         1.18 "Purse Allocation" or "Purse-Allocated Monies" shall mean all funds generated at the Racetrack from (i) the daily live handle which is allocable to purses for Owners of Thoroughbred Horses under the terms of this Agreement, the Act and the Rules; (ii) revenues from Simulcasting and Cross-Species Greyhound Simulcasting, off-track wagering at SHRP's off-track wagering facilities, if any, and account wagering, if any, which revenues are allocable to purses for Owners of Thoroughbred Horses under the terms of this Agreement, the Act, the Rules, other applicable agreements or the determination of the Commission, and any agreements with greyhound Racing Associations or greyhound breed organizations concerning funds derived from Simulcasting and Cross-Species Greyhound Simulcasting; and (iii) revenues which are allocable to purses for Owners of Thoroughbred Horses from Additional Forms of Gaming, if any, conducted at the Racetrack during the term of this Agreement. Such funds, net of the portion thereof deducted and paid to the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) pursuant to
Section 7 hereof, shall be timely deposited by SHRP in the Purse Account in accordance with the provisions of this Agreement, the Act and the Rules;

         1.19 "Purses Earned" shall mean those funds earned by Owners of Thoroughbred Horses from live Thoroughbred Racing at the Racetrack, maintained by the Partnership (or the Officially-Recognized Horsemen's organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) in the Horsemen's Accounts, and disbursed to Owners of Thoroughbred Horses or others from Horsemen's Accounts in accordance with the provisions of this Agreement, the Act and the Rules;

         1.20 "Racetrack" means Sam Houston Race Park, a Texas Class 1 horse racetrack owned and operated by SHRP;

         1.21 "Racetrack Associations" shall mean persons or entities licensed by the Commission under the Act to conduct horse race meetings or greyhound race meetings, as applicable, with pari-mutuel wagering in the state of Texas;

         1.22 "Receiving Location" means a licensed Racetrack Association in this state that has been allocated live and simulcast race dates or a facility not located in this state that is authorized to conduct wagering under the law of the jurisdiction in which located;

         1.23 "Rules" shall mean the rules or regulations promulgated by the Commission governing all pari-mutuel racing in Texas;

         1.24 "SHRP" means Sam Houston Race Park, Ltd., a horse Racing Association which holds the license to operate a Class 1 horse racetrack at Sam Houston Race Park in Houston, Texas;

         1.25 "Sending Track" means any licensed track for racing in this state or out-of-state from which a race is transmitted;

         1.26 "Simulcasting" or "Simulcast" shall mean the telecast or other transmission of live audio and visual signals of a horse race, transmitted from a horse Sending Track to a Receiving Location, for the purpose of wagering conducted on the race at the Receiving Location, including any import (guest) or export (host) simulcasting of horse races, whether interstate or intrastate, at, to or from the Racetrack or at SHRP's off-track wagering facilities, and including account wagering, if any, authorized by this Agreement, the Act and the Rules;

         1.27 "Thoroughbred Horse" shall mean a thoroughbred racehorse registered by The Jockey Club which is two (2) years of age or older (under applicable rules of racing of any racing jurisdiction), which is not retired from thoroughbred racing and is not retired to breeding, either as a brood mare or stallion;

         1.28 "Thoroughbred Horsemen" is a term used collectively herein to refer to Thoroughbred Owners, Trainers and Owner/Trainers engaged in Thoroughbred Racing;

         1.29 "Thoroughbred Racing" shall mean Thoroughbred Horse racing at Thoroughbred Race Meetings or at mixed meetings in the state of Texas;

         1.30 "Thoroughbred Horsemen's Racing Interests" shall mean matters pertaining to Thoroughbred Horsemen engaged in Thoroughbred Racing, as distinguished from matters pertaining to non-thoroughbreds;

         1.31 "Thoroughbred Race Meeting or Meet" shall mean those consecutive weeks approved for live Thoroughbred Racing by the Commission during which SHRP is authorized to conduct a live racing program on specified days during those weeks, together with Simulcasting and Cross-Species Greyhound Simulcasting conducted during that period, and shall include a reasonable period of time not to exceed 30 days before the commencement of such meet and after the ending of such meet to effectuate the purposes of this Agreement;

         1.32 "Track Representative" shall mean the Association's on-track representative dealing with routine administrative matters affecting Thoroughbred Horsemen, including benevolence requests, at the Racetrack during a Thoroughbred Race Meeting; and

         1.33 "Trainer" shall mean a person who is licensed as a trainer in Texas, and has one or more Thoroughbred Horses under his direct supervision and control for racing purposes in Texas and is engaged in Thoroughbred Racing.

         SECTION 2.        TERM OF AGREEMENT.

         2.1 This Agreement supersedes and replaces the Prior Agreement, except that the obligation of the Association under Section 11 of the Prior Agreement and carried forward in Section 12.5 of this Agreement shall survive the termination of the Prior Agreement and this Agreement. This Agreement shall be in effect and binding upon the parties and their successors and authorized assigns for all Thoroughbred Racing, Thoroughbred Race Meetings, Simulcasting and Cross-Species Greyhound Simulcasting relating to SHRP commencing from and after the Effective Date of this Agreement and extending through December 31, 2001, unless earlier terminated in writing (i) by mutual agreement of the parties, (ii) by either party on the basis of a material breach by the other party or (iii) pursuant to Section 2.2 hereof.

         2.2 Should Additional Forms of Gaming be conducted at the Racetrack during the term of this Agreement, both parties agree that a portion of the incremental revenue derived from the gaming proceeds of any such venture conducted at SHRP will go to the Thoroughbred Purse Allocation at SHRP. The division of such proceeds shall be subject to negotiation between the Association and SHRP and any applicable law, the Act and the Rules. Should the Association and SHRP fail to reach agreement on the division of such proceeds prior to (i) the effective date of any legislation which legalizes the Additional Forms of Gaming or (ii) implementation of any Additional Form of Gaming, then the Association, at its election, may terminate this Agreement, in which case the parties agree that this Agreement shall become null and void the day prior to the effective date of the legislation or implementation of such Additional Form of Gaming. However, if legislation permitting Additional Forms of Gaming becomes effective in less than 90 days from its enactment, this Agreement shall continue in full force and effective until the 90th day following such enactment, provided SHRP otherwise is not in material breach of the Agreement, at which date this Agreement shall become null and void.

         2.3 If not otherwise terminated by operation of Section 2.1 or 2.2 hereof, prior to the expiration date of this Agreement, representatives of SHRP and the Association will meet to attempt in good faith to negotiate a successor agreement. Absent a successor agreement, this Agreement shall continue to govern the relationship between the parties after the expiration date, unless terminated by any party hereto, provided that such termination shall be upon thirty (30) days written notice.

         SECTION 3.        EXCLUSIVE REPRESENTATIVE.

         3.1 The parties recognize that the Association is authorized by the Partnership to represent Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests in the state of Texas. SHRP recognizes the Partnership (or alternatively, such successor entity recognized by the Commission as the sole representative horsemen's organization for Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests), acting through the Association, as the exclusive and sole representative of Thoroughbred Horsemen during the term of this Agreement, and SHRP further agrees that with respect to all matters pertaining to Thoroughbred Racing, Thoroughbred Race Meetings, Simulcasting, Cross-Species Greyhound Simulcasting, agreements with greyhound Racing Associations or greyhound breed organizations concerning funds derived from Simulcasting and Cross-Species Greyhound Simulcasting, if any, SHRP's off-track wagering facilities, if any, account wagering, if any, and Additional Forms of Gaming conducted at the Racetrack, if any, as the same shall affect Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests, the Association shall be the appropriate and sole party in interest to act on behalf of the Partnership (or alternatively, such successor entity recognized by the Commission as the sole representative horsemen's organization for Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests) to represent the interests of Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests, notwithstanding Section 3.13 of the Act. The Association believes that it represents a majority of the Owners and Trainers starting Thoroughbred Horses in races during the conduct of any Thoroughbred Racing at the Racetrack during the term of this Agreement.

         3.2 The Association agrees that during the term of this Agreement, the Association will not utilize nor counsel or encourage Thoroughbred Horsemen to strike, embargo, boycott or employ similar tactics in dealing with SHRP on matters concerning or affecting Thoroughbred Horsemen and their relationship to SHRP and management of the Racetrack; provided, however that nothing herein shall be deemed to limit or control the conduct of Thoroughbred Horsemen from individually entering or not entering a Thoroughbred Horse at his discretion in any Thoroughbred Race Meeting or race.

         3.3 SHRP agrees to provide at no charge to Association and its representatives with adequate office space for the Association's Track Representative and the Horsemen's Bookkeeper at the Racetrack near the racing office reasonably accessible to the Thoroughbred Horsemen. All furniture, telephone and other office expenses necessary for the maintenance of such office shall be the sole responsibility of the Association and/or the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable). The Association and/or the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) shall have the right to control access to such office space during Thoroughbred Race Meetings during the term of this Agreement, subject to the Act, the Rules, and rules and reasonable security procedures of SHRP in effect from time to time at the Racetrack.

         3.4 The Association agrees that it will encourage Thoroughbred Horsemen and Backstretch Personnel to abide by rules enacted by SHRP with respect to conduct and appearance on the Racetrack premises provided such rules are reasonable and customary within the horse racing industry.

         3.5 The Association agrees that it will encourage Thoroughbred Horsemen and their employees when at the barns, dorms and on other premises of the Racetrack to properly care for the premises and the improvements thereon, to comply with applicable laws, SHRP's "pollution prevention program," including the removal of manure and trash and the placement of same in assigned containers, and to comply with the Rules, including Commission or Texas Department of Public Safety rules with respect to drug and alcohol use while on the premises of the Racetrack.

         3.6 The Association shall be entitled to review SHRP's form of stall application ("Stall Application") in advance of the next Thoroughbred Race Meeting following the Effective Date of this Agreement (and prior to each subsequent Thoroughbred Race Meeting) and, if approved by the Association, will act consistent with the terms thereof, subject to Section 6.1 and 6.2 hereof, and will encourage all Thoroughbred Owners and Trainers assigned stalls at SHRP to honor and abide by the terms of such Stall Application.

         3.7 The Association hereby consents to SHRP televising, broadcasting, preserving on film, replaying or rebroadcasting Thoroughbred Racing at the Racetrack during the term of this Agreement and using the images of Association members, employees and staff, provided that such televising, broadcasting, preserving on film, replaying or rebroadcasting is for promotional purposes only and is not for any use involving any form of gaming or wagering. The consent of the Association herein shall not be deemed an agreement for any Simulcasting or Cross-Species Greyhound Simulcasting. SHRP will disclose to the Association upon request any direct revenue SHRP receives from any broadcast, rights or distribution fees generated from live or taped Thoroughbred Racing at the Racetrack during the term of this Agreement.

         3.8 The Association agrees that it will encourage Thoroughbred Horsemen and Backstretch Personnel to pay any financial obligations owed to SHRP, including, but not limited to, NSF checks. The Association agrees that it will continue to assist SHRP with the collection of amounts owed by Thoroughbred Horsemen and Backstretch Personnel for checks returned to SHRP for insufficient funds.

         SECTION 4.        ALLOCATION AND DISTRIBUTION OF PURSE MONIES.

         4.1 SHRP shall allocate for Thoroughbred Horsemen's purses an amount not less than seven percent (7%) of the live regular wagering pool or live multiple two wagering pool and not less than 8.5% of the live multiple three wagering pool from all Thoroughbred Racing at the Racetrack during the term of this Agreement, as provided in Section 6.08(b)(1) of the Act and the Rules. The amount of the daily handle at any live Thoroughbred Race Meeting at the Racetrack to be allocated to purses may be increased by the written agreement of the parties hereto. The Purse-Allocated Monies generated at the Racetrack from Simulcasting and Cross-Species Greyhound Simulcasting during the term of this Agreement shall be distributed as set forth in Sections 4, 5, 7 and 12 of this Agreement, subject to Section 6.08(b)(2) of the Act and Section
321.233 of the Rules, as applicable. Other deductions from the Purse Account shall be allocated in accordance with Sections 6.08 and 6.091 of the Act and any other applicable provisions of the Act and Rules.

         4.2 All Purse-Allocated Monies allocated to the Purse Account arising from either live race wagering, Simulcast and Cross-Species Greyhound Simulcast wagering, as applicable, SHRP's off-track wagering facilities, if any, account wagering, if any, and Additional Forms of Gaming conducted at the Racetrack, if any, are hereby designated as trust funds held in a fiduciary capacity for the benefit of Thoroughbred Owners who have earned or may earn purses from Thoroughbred Racing at the Racetrack or who may otherwise become entitled to receive purses under this Agreement, any amendment thereto or by operation of law. SHRP is hereby deemed to be the custodial trustee of the Purse Account, subject to the terms of the Custodial Agreement, the Act, the provisions of Section 309.297(a) of the Rules and this Agreement. All interest earned on such account, less reasonable and customary bank and other service charges, shall be paid monthly to the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) or as provided in the Custodial Agreement.

         4.3 All Purse-Allocated Monies generated during each week of Thoroughbred Racing, Simulcasting and Cross-Species Greyhound Simulcasting at the Racetrack shall be segregated and deposited to the Purse Account not later than three business days after the end of the week in which the Purse-Allocated Monies are generated. Upon request of the Association, SHRP shall provide weekly deposit records verifying appropriate transfers and deposits pertaining to the Purse Account and/or Horsemen's Accounts. At all times and prior to deposit, they are deemed to be trust funds, legal title to which is vested in the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) to be disbursed as provided in the Act and Section 4.5 below. The Purse Account shall be established under the taxpayer identification number of the Association or the Partnership as directed by the Association. Upon the execution of this Agreement, the parties hereto shall also execute the Thoroughbred Owners' Purse Account Custodial Agreement (the "Custodial Agreement"), a copy of which is attached hereto as Exhibit "A" and made a part hereof for all purposes. The daily operation and management of the Purse Account shall be subject to the Custodial Agreement between SHRP and the Partnership (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable). The Custodial Agreement may be amended and revised from time to time as deemed necessary by the parties.

         4.4 The Association (or the Officially-Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) agrees not to support the request of any other horse racing association to receive an interstate simulcast signal within an area determined by SHRP and the Association to cause detriment with respect to revenues which are allocable to purses at SHRP for Owners of Thoroughbred Horses.

         4.5 Periodic disbursements may be made from Purse-Allocated Monies in the Purse Account only pursuant to the Custodial Agreement, the Act and the Rules (i) to fund the Horsemen's Accounts for Purses Earned by Owners of Thoroughbred Horses from live Thoroughbred Racing at the Racetrack, (ii) to fund expenses of the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable), and (iii) for other disbursements as provided by this Agreement or written amendments thereto, including National Thoroughbred Racing Association ("NTRA") horsemen's dues. The Association and the Partnership expressly authorize SHRP to make periodic disbursements from the Purse Account for funding of the Association's annual membership dues to the NTRA. Any fiduciary duty on the part of SHRP with respect to any Purse-Allocated Monies shall be deemed fully discharged and satisfied upon transfer of such Purse-Allocated Monies to the Horsemen's Accounts. The Partnership (or the Officially Recognized Horsemen's Organization, for the exclusive benefit of Thoroughbred Horsemen, as applicable) shall be fully responsible for the maintenance and distribution of any Purse-Allocated Monies so transferred, including without limitation employing and posting any required bond for a Horsemen's Bookkeeper as contemplated by Section 309.297 and 313.61 of the Rules.

         4.6 No part of any Purse-Allocated Monies shall be subject to any surcharge, promotion fee, advertising fee, expense, charge or deduction pursuant to Section 3.13 or 6.08(b)(4) of the Act by SHRP for any reason whatsoever without the prior written consent of the Partnership (or the alternatively, such successor entity recognized by the Commission as the sole representative horsemen's organization for Thoroughbred Horsemen and Thoroughbred Horsemen's Racing Interests); provided, however, that SHRP shall be authorized to make the deductions from the Purse Account and the Purse-Allocated Monies specified in the Agreement. Provided SHRP is not in material default of any of the provisions of this Agreement, no Purse-Allocated Monies generated at SHRP shall be transferred to any other Racetrack Association without the prior written consent of SHRP, except as required by the Act, the Rules or the Commission.

         4.7 Each week during the term of this Agreement, SHRP will provide complete written financial information to the Association regarding daily pari-mutuel live, Simulcast and Cross-Species Greyhound Simulcast handle; average daily live, Simulcast and Cross-Species Greyhound Simulcast handle to date; stakes percentages; purse percentages; complete daily payout sheet; and such other financial information reasonably requested by the Association relating to SHRP and the Racetrack. In addition, SHRP, on a contemporaneous basis, shall provide the Association with all financial reports pertaining to the Purse Account provided to and/or required by the Commission, as well as any notices or reports pertaining to the Purse Account from the Commission. In addition, SHRP shall account at least once every 30-day period during the term of this Agreement to the Association for all Purse-Allocated Monies as deposited to the Purse Account and Horsemen's Accounts. The books of account for the Purse-Allocated Monies and Purse Account shall be open to inspection by a designated representative of the Association at reasonable times and upon reasonable notice. Reasonable notice is defined as not less than 72 hours prior to inspection, unless the 72-hour period falls on a weekend or holiday in which case reasonable notice would include not less than two full business days, or unless the Association receives notification from SHRP and/or the Commission pursuant to Section 3.22 of the Act that the Commission reasonably believes that SHRP has failed to maintain the proper account of money in the Purse Account in which case an immediate right to inspection shall exist. The Association shall have the right to audit such books and records upon reasonable notice at the expense of the Association. In the event a discrepancy is discovered by audit, which requires an increase in the amount to be deposited by SHRP to the Purse Account of at least seven and one-half percent (7.5%) of the amount on deposit in the Purse Account prior to the audit, SHRP shall reimburse the Association for the actual expense of such audit. It is further agreed that the maximum liability for reimbursement of audit expense shall not be more than Five Thousand Dollars ($5,000.00).

         4.8 If the Purse Allocation that has been deposited to the Horsemen's Account for Purses Earned as provided for herein is insufficient to fulfill SHRP's contractual commitment to the Thoroughbred Owners for Purses Earned for live races conducted at the Racetrack, then in such event SHRP shall timely deposit to the Horsemen's Accounts such funds as are necessary to fulfill SHRP's contractual commitment to the Thoroughbred Owners (commonly called an "Overpayment"). For purposes of this Agreement, "Overpayment" shall mean the amount of money paid by SHRP to Thoroughbred Owners for Purses Earned in excess of available funds representing the Purse Allocation which was deposited to the Purse Account during and at the conclusion of a Thoroughbred Race Meeting at the Racetrack; and "Underpayment" shall mean the amount of unpaid monies remaining from available funds representing the Purse Allocation which was deposited in the Purse Account during and at the conclusion of a Thoroughbred Race Meeting at the Racetrack. Subject to the provisions of Section 4.9 herein, any funds owed to SHRP as a result of an Overpayment shall be repaid to SHRP from the funds representing the Purse Allocation until such Overpayment shall have been fully paid.

         4.9 During the first 45 calendar days after the end of each scheduled live Thoroughbred Race Meeting at the Racetrack (the "Initial Period"), SHRP shall be entitled to recover any Overpayment from the Purse Allocation without regard to the limitations described in this Section 4.9. As used herein, the "Overpayment Date" shall mean the close of business on the 45th calendar day after the end of each scheduled live Thoroughbred Race Meeting at the Racetrack and the "Overpayment Amount" shall mean an amount equal to five times the average daily purse distribution for such Thoroughbred Race Meeting. To the extent the Overpayment on the Overpayment Date exceeds the Overpayment Amount, such amount over the Overpayment Amount shall not be recovered by SHRP from the Purse Allocation, except in the event the Overpayment is in excess of the Overpayment Amount as a result of SHRP being unable to conduct live Thoroughbred Racing at the Racetrack or an approved Simulcasting program at the Racetrack as a result of "force majeure," in which case the Initial Period shall be extended by the number of days affected by such condition of force majeure and the Overpayment Date shall be the last day of such extended Initial Period. Force majeure shall be defined as acts beyond the reasonable control of SHRP that prevent the conduct of live Thoroughbred Racing at the Racetrack or an approved Simulcasting program at the Racetrack, including, by way of illustration and not in limitation, destruction of the premises, civil strife, hurricane, strikes, or other such event. Force Majeure shall not include SHRP's voluntary reduction or diminution in live Thoroughbred Racing dates at the Racetrack for fiscal reasons. If the Overpayment is less than the Overpayment Amount on the Overpayment Date, the amount of such Overpayment shall be repaid to SHRP from the funds representing the Purse Allocation as such funds become available until such Overpayment is fully paid.

         4.10 Should an Underpayment exist in the Purse Account in excess of $300,000 at the end of any live Thoroughbred Race Meeting, the total Underpayment amount shall be paid retroactively on a pro rata basis within 30 days after the close of such Thoroughbred Race Meeting to the Thoroughbred Owners having Thoroughbred Horses that ran in the Meet that earned overnight money finishing first through fifth, inclusively (60% for first-20% for second-11% for third-6% for fourth-3% for fifth), unless SHRP and the Association enter into a written agreement to carry forward to the next live Thoroughbred Race Meeting at the Racetrack all or a portion of the Underpayment. To the extent that the Underpayment is less than $300,000, such funds on deposit in the Purse Account shall be carried forward to the next live Thoroughbred Race Meeting at the Racetrack unless the Association and SHRP agree in writing to a distribution of all or a portion of such Underpayment to Thoroughbred Owners as provided herein.

         4.11 At least 60 days prior to the start of each live Thoroughbred Race Meeting, SHRP shall estimate the projected handle and other sources of Purse Allocation utilizing the best information available that is deemed by SHRP and the Association to be reliable. Such information shall timely be provided to the Association, and SHRP agrees to consult with the Association in determining the daily allocation for distribution of Purse-Allocated Monies projected to be available during the next scheduled live Thoroughbred Race Meeting.

         4.12 During the term of this Agreement, the parties agree that of the total Purse Allocation to Thoroughbred Owners' purses less deductions for expenses of the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) for any Thoroughbred Race Meeting, not more than twenty-five percent (25%) of such Purse-Allocated Monies shall be used for payment in stakes races provided, however, that any race which is designated as a stakes race with a purse allocation above the Racetrack's highest published overnight race and is the minimum requirement for black type for Thoroughbred Horses shall not be charged against the stakes allocation as set forth herein. Not more than fifteen percent (15%) of the total stakes allocation funds shall be used to supplement any single stakes race without the written consent of the Association. It is understood between the parties that the amount allocated for stakes races is subject to adjustment if SHRP decreases purses during a Thoroughbred Race Meeting as specified in Section 4.15 herein.

         4.13 SHRP shall provide to the Association its projected stakes program at last 30 days prior to the publication of the stakes condition book for each live Thoroughbred Race Meeting during the term of this Agreement. The allocation of funds for stakes races shall be consistent with the provisions of
Section 4.12 above. The stakes schedule shall represent the total amount of guaranteed and/or added money to be distributed from the Purse-Allocated Monies for stakes races and other prepayment races shall be subject to the provisions of Section 309.298 of the Rules.

         4.14 In the case of a sponsored stakes race or other prepayment race administered by a person or organization other than SHRP, the funds provided from a source outside SHRP shall be deposited in the Purse Account prior to the running of the race. In the event such race/races have either eliminations or trials, the total amount due from sources other than SHRP shall be deposited prior to the running of any eliminations or trials in connection with the race event. In the event sponsor money is not deposited prior to the running of the race, SHRP shall notify the Association. SHRP shall assume no liability with respect to sponsorship-contributed purse funds. It is further agreed that all money generated from nomination and entry fees from races sponsored and conducted by SHRP with guaranteed purses will be used first to cover the guaranteed purse amount. In the event the fees collected are insufficient to meet the guaranteed purse requirement, the balance may be deducted from the funds allocated to stakes races for that Thoroughbred Racing Meet. However, if the funds collected are in excess of the amount required to meet the purse requirement, the balance shall be credited to the Purse Account.

         4.15 In the event the amount generated for the Purse Account is significantly higher or lower than amounts projected, SHRP may adjust the purse schedule in an attempt to bring the amount generated for purses in line with the amount of purses paid to Thoroughbred Owners. In the event a decrease in purses is necessary, SHRP shall adjust overnight purses on a pro rata basis of the original purse distribution schedule, unless otherwise agreed by the Association, which agreement shall not be unreasonably withheld. SHRP agrees that it will reduce the annual allocation for stakes races if necessary to meet the proportionate allocation of overnight purses to stakes purses as set forth in Section 4.12 herein. Prior to implementing a purse decrease, SHRP shall meet with an authorized representative of the Association to discuss the reasons for such decrease and the projected amount of the decrease. SHRP shall deliver to the Association such documents as may be reasonably requested to justify the necessity of such purse decrease.

         4.16 SHRP shall make available Purses Earned as required by the Act and Rules.

         SECTION 5.        HORSEMEN'S BOOKKEEPER.

         The Partnership (or the Officially Recognized Horsemen's Organization for the exclusive benefit of Thoroughbred Horsemen, as applicable) has organized (or will organize) a Texas non-profit corporation which shall maintain separate accounts known as the Horsemen's Accounts, subject to and in accordance with Sections 309.297 and 313.61 of the Rules, this Agreement and any other agreements between the parties relating to the management of the Horsemen's Accounts (to the extent not inconsistent with the Rules).

         SECTION 6.        STALL APPLICATIONS, ENTRY FORMS AND CONDITION BOOKS.

         6.1. Agreements, including, but not limited to, Stall Applications, entry forms and condition books between SHRP and Thoroughbred Horsemen regarding the stabling of horses, the racing of horses, the training of horses or other activities at the Racetrack owned by SHRP, and conditions of racing established by SHRP, shall not contain provisions which absolve, indemnify or hold SHRP harmless from liability, or limit liability for injury or loss to person or property (including horses) at the Racetrack caused by negligence of SHRP or its agents or employees. In the event of any inconsistency between these provisions and the Act and Rules, the Act and Rules shall control. Further, these provisions shall be deemed to be amended to the extent of, and to be in compliance with, any amendment to the Rules.

         6.2. At least 30 days prior to delivery of the form of Stall Application to Thoroughbred Horsemen, SHRP shall deliver to the Association for review and approval a copy of the form of Stall Application that SHRP intends to use during any live Thoroughbred Racing Meet, which shall be in substantially the same form and contain the same or similar terms and conditions as set forth in the form of Stall Application attached hereto as Exhibit "B", and made a part hereof for all purposes. The Association will encourage all Thoroughbred Horsemen assigned stalls at the Racetrack to honor and abide by the terms of the Stall Application. However, the review by the Association of the terms of the Stall Application does not constitute a release or waiver under the terms of the Stall Application of any claims, causes of action or rights that the Association or any Thoroughbred Horseman may have against SHRP and/or the Racetrack for damages caused by any act, omissions or negligence of SHRP and/or management, employees or agents of the Racetrack.

         6.3 At least 60 days prior to the start of each Thoroughbred Race Meeting, the racing secretary of the Racetrack shall submit to the Association (or the Association's designated Racetrack Backside Committee) for its review and comment an advance proof of the first proposed condition book setting forth the purse level and conditions for each class and category of races to be conducted during the first racing period of the Thoroughbred Racing Meet. The first condition book will be furnished along with the first distribution of Stall Applications to Thoroughbred Horsemen. Advance proofs of subsequent condition books for the current Thoroughbred Race Meeting shall be submitted to the Association (or the Association's designated Racetrack Backside Committee) for its review and comment at least six (6) days prior to publication. Any recommendations shall be presented to the racing secretary within 72 hours of receipt of the proof of the condition book by the Association (or the Association's designated Racetrack Backside Committee). The condition books shall be subject to Section 6.1 and 6.2 herein.

         6.4 SHRP shall strive to ensure that the races written in the condition book fit the needs of horses in the geographic area, including but not limited to those stabled on grounds.

         6.5 The racing secretary, or his/her designee, shall make every effort reasonable to contact the authorized agent of any horse eligible for a stakes or futurity race on the day of entry to that particular race or for that particular race. The racing secretary or his/her designee shall provide the Horsemen's Bookkeeper with a list of all eligible horses for any stakes or futurity race, along with Owners and Trainers of those horses, on the morning of entry for their respective race. The parties recognize that the ultimate responsibility for entries lies with the Owner and Trainer.

         6.6 Upon cancellation of any race in the condition book, the number of horses and names of the Trainers which were entered in such race shall be posted, or announced in the SHRP racing office, before each day's draw following the cancellation.

         6.7 Prior to adopting any "house rules" affecting Thoroughbred Horsemen, the racing secretary shall consult with the Association (or the Association's designated Racetrack Backside Committee), and solicit their input.

         6.8 No race shall be called off before 10:00 a.m. on the day of entry. Final run-down must be given 15 minutes prior to closing.

         6.9 All Thoroughbred allowance races in the condition book that receive seven (7) entries of different interests or more must be used.

         SECTION 7. OFFICIALLY-RECOGNIZED HORSEMEN'S ORGANIZATION'S EXPENSES AND BENEVOLENCE.

         The Association and SHRP agree that, beginning on the Effective Date of this Agreement, and continuing until such time as different percentages or amounts may be agreed upon by the parties to this Agreement, funding of the Partnership's (or the Officially-Recognized Horsemen's Organization, as applicable) expenses and benevolence shall be provided by deducting from the Purse Allocation and paying to the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) on a monthly basis (within ten days for the preceding month's purse revenues) an amount equal to 3% (.03) of all Purse-Allocated Monies generated from live, Simulcast and Cross-Species Greyhound Simulcast wagering, agreements with greyhound Racing Associations or greyhound breed organizations concerning funds derived from Simulcasting and Cross-Species Greyhound Simulcasting, if any, SHRP's off-track wagering facilities, if any, account wagering, if any, and/or Additional Forms of Gaming conducted at the Racetrack, if any, during the term of this Agreement. Any interest or other investment income derived from the Purse-Allocated Monies on deposit in the Purse Account less reasonable and customary bank and other service charges shall be paid to the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) at least monthly, or as provided under the terms of the Custodial Agreement. The Partnership (or the Officially-Recognized Horsemen's Organization, as applicable) hereby indemnifies SHRP against any claim by an Owner, whether a member of the Association or not, as a result of payments made pursuant to this Section 7.

         SECTION 8.        OPENING AND CONDITION OF RACETRACK FACILITIES.

         8.1 SHRP will open its Racetrack facilities for stabling and training at least fifteen (15) days prior to the beginning date of each scheduled live Thoroughbred Race Meeting during the term of this Agreement for use by Thoroughbred Horsemen and Backstretch Personnel. From the time backside facilities (kitchen, grooms' living quarters, barns, main track, horse walkers, etc.) are opened, the Racetrack will be maintained six (6) days a week (except for holiday weeks) by SHRP so that it is in racing condition for use by Thoroughbred Horsemen and Backstretch Personnel. The barn area and grooms' living quarters at the Racetrack will remain open for use by Thoroughbred Horsemen and Backstretch Personnel five (5) business days after each Thoroughbred Race Meeting is concluded.

         8.2 SHRP agrees to provide and maintain sanitary bathrooms, washers and dryers, and a kitchen in the Racetrack stable area or the area immediately adjacent thereto for use by Thoroughbred Horsemen and Backstretch Personnel. The Racetrack kitchen will maintain hours of operation consistent with race day schedules and backside training hours.

         8.3 SHRP agrees to provide adequate grooms' living quarters for Licensed grooms employed by Trainers during any Thoroughbred Race Meeting on the following basis:

                 (i) at least one accommodation for each 8-10 stalls allotted to a Trainer, to be determined on a Meet by Meet basis;
                 (ii)     equivalent facilities for men and women; and
                 (iii) equipped with windows that open, air conditioning, heating, hot and cold water, and showers, toilets and sinks.

         8.4 SHRP shall furnish a warning horn or system for use by the clockers during training hours in order to advise horsemen training on the SHRP track of loose horses or other dangerous conditions.

         8.5 SHRP shall maintain the Racetrack facility in a condition as required by the Act and Rules for Thoroughbred Horsemen, Backstretch Personnel and horses. SHRP shall furnish the Association all notices from the Commission and proposals for corrective action by SHRP pursuant to Section 6.061 of the Act of any finding by the Commission of inappropriate or unsafe conditions existing at the Racetrack facility.

         SECTION 9.        UNIFORM SCRATCH RULE.

         The scratch rules will be published in each condition book. Scratch rules will not be changed with less than seven (7) days advance notice to Thoroughbred Horsemen without the written agreement of the Association.

         SECTION 10.       INVESTIGATIONS AND SEARCHES.

         SHRP agrees that SHRP personnel will not conduct any investigation or searches of the person, property, living quarters and/or vehicles of any Thoroughbred Horsemen, Backstretch Personnel and/or their agents or their property without (i) the attendance of an Association representative or a designated Thoroughbred Horsemen's representative and (ii) the supervision of officials of the Commission, the Texas Department of Public Safety or other governmental agencies having jurisdiction over such matters, except in an emergency situation which constitutes a threat to the security of the premises, a threat to life or limb of a person or animal, or a threat to the integrity of racing. Any such search or seizure shall be conducted strictly in accordance with published, posted rules, regulations and policy of the Racetrack in a reasonable manner and pursuant to law. SHRP shall not object to any Thoroughbred Horseman or Backstretch Personnel that is required to go before the stewards as a result of such an investigation, search or seizure requesting the attendance of an Association representative.

         SECTION 11.       RACE CANCELLATION.

         11.1 SHRP shall use the conditions published in the condition book prior to using any races written as substitutes or extras whenever possible in setting the card for each day's racing program.

         11.2 Cancellation of a stakes race shall be accomplished with as much notice by SHRP to the entrants and the Association as reasonably possible.

         SECTION 12.       SIMULCASTS.

         12.1(a) All Simulcasting (of horse races), deductions from applicable simulcast pools for Purse Accounts and distributions from deductions from applicable simulcast pools to Purse Accounts at the Racetrack shall be governed by the Act, the Rules, the Interstate Horse Racing Act and the provisions of this Agreement. All Cross-Species Greyhound Simulcasting (of greyhound races), deductions from applicable simulcast pools for Purse Accounts and distributions from deductions from applicable simulcast pools shall be governed by the Act, the Rules and the provisions of this Agreement.

         12.1(b) The Association hereby conditionally approves all import (guest) and export (host) Simulcasting of horse races, whether interstate or intrastate, at, to or from the Racetrack, subject to withdrawal of approval of individual horse simulcast signals or horse simulcast signals collectively, for
(i) a material breach of this Agreement by SHRP, (ii) non-compliance by SHRP with the provisions of Section 12.1 (d) and (e) of this Agreement, (iii) matters involving the integrity of racing, or (iv) non-compliance with the Interstate Horse Racing Act, the Act, the Rules, or other provisions of this Agreement pertaining to Simulcasting of horse races, provided SHRP conducts at least 60 live Thoroughbred racing programs as a part of its Thoroughbred Race Meetings during a calendar year or such lower number of days as the Commission allocates to SHRP if SHRP applies for at least 60 live Thoroughbred racing dates for its Thoroughbred Race Meetings for such year. Furthermore, the Association reserves the right to grant or deny approval of any and all specific requests to export the SHRP Thoroughbred Simulcast signal to any Receiving Location.

         12.1(c) The Association hereby also conditionally approves import (guest) Cross-Species Greyhound Simulcasting, whether interstate or intrastate, at the Racetrack, subject to withdrawal of approval of individual imported greyhound simulcast signals or imported greyhound simulcast signals collectively, for (i) a material breach of this Agreement by SHRP, (ii) non-payment to horse purses of the amounts specified in Section 12.6 of this Agreement, (iii) non-compliance by SHRP with the provisions of Section 12.1 (d) and (e) of this Agreement, (iv) matters involving the integrity of racing, or
(v) non-compliance with the Act, the Rules or other provisions of this Agreement pertaining to Cross-Species Greyhound Simulcasting of greyhound races, provided SHRP conducts the minimum number of live Thoroughbred racing programs specified in Section 12.1 (b) of this Agreement, and further provided that SHRP at all times gives preference in number to the simulcasting of imported horse races over the simulcasting of imported greyhound races at the Racetrack and SHRP's off-track wagering facilities, if any.

         12.1(d) With respect to any Simulcasting or Cross-Species Greyhound Simulcasting relating to SHRP, upon request, SHRP shall provide copies of all agreements between SHRP and Sending Tracks and Receiving Locations relating to requests for Simulcasting and Cross-Species Greyhound Simulcasting pursuant to Sections 321.203 and 321.204 of the Rules for the Association's review and approval, including information relating to financial compensation for SHRP and Thoroughbred Horsemen participating in live Thoroughbred Race Meetings conducted by SHRP, as may be reasonably requested by the Association. In addition, SHRP shall provide the Association, upon request, signed copies of all Simulcasting and Cross-Species Greyhound Simulcasting contracts executed by SHRP as soon as practicable after the execution by all parties thereof.

         12.1(e) It is the understanding and agreement of the parties that the Association shall have the right to approve or deny each Simulcast or Cross-Species Greyhound Simulcast request and/or contract submitted by SHRP to the Commission for approval pursuant to Sections 321.203 and 321.204 of the Rules and nothing herein is intended to bestow blanket approval for future Simulcasting or Cross-Species Greyhound Simulcasting at the Racetrack.

         12.2(a) Subject to Section 6.08 of the Act and other provisions of the Act, which shall control to the extent the following amounts shall vary therefrom, SHRP shall set aside for purses from import horse applicable simulcast pools (and import greyhound applicable simulcast pools to the extent determined to be applicable by the Commission under the Act and the Rules) not less than the following amounts from the takeout of the Sending Track:

                 (i)      38.8% of the regular wagering pool;
                 (ii)     33.3% of the multiple two wagering pool; and
                 (iii)    34% of the multiple three wagering pool.

The funds derived from an imported horse simulcast (and Cross-Species Greyhound Simulcast, if applicable) race that are allocated to Thoroughbred purses pursuant to this Agreement, other applicable agreements or the determination of the Commission shall be deposited to the Purse Account as provided in Section
4.3 and shall be distributed during the 12-month period immediately following the imported horse simulcast (and Cross-Species Greyhound Simulcast, if applicable) as provided in this Agreement.

         12.2(b) Subject to Section 321.233 of the Rules and other provisions of the Act, which shall control to the extent the following amounts shall vary therefrom, SHRP shall set aside for purses from commissions derived from the export of SHRP's simulcast signal to any Receiving Location, including to any horse or to any greyhound racetrack, not less than the following amounts:

                 (i) for an exported horse simulcast race conducted in 2000, 34.5%, and
                 (ii) for an exported horse simulcast race conducted in 2001, 37.0%.

The funds derived from the export of SHRP's Simulcast signal to any Receiving Location, including to any horse or to any greyhound racetrack, that are allocated to Thoroughbred purses pursuant to this Agreement, other applicable agreements or the determination of the Commission shall be deposited to the Purse Account as provided in Section 4.3 and shall be distributed during the 12-month period immediately following the Simulcast as provided in this Agreement.

         12.3 No rebroadcasting of a Simulcast signal or Cross-Species Simulcast Signal received by SHRP shall be allowed without the express written agreement of the Association nor shall SHRP permit any location receiving its signal to rebroadcast or distribute that signal as it relates to wagering without the written consent of the Association.

         12.4 The funds derived by SHRP from a Simulcast and Cross-Species Greyhound Simulcast that are dedicated to purses shall be allocated among the various breeds of horses in the manner prescribed by the written joint amendment to this Agreement executed by the Association, the Texas Horsemen's and Benevolent Protective Association, Inc., the Texas Thoroughbred Association, Inc., the Texas Quarter Horse Association and the Texas Arabian Breeders Association, dated October 22, 1998, and effective through December 31, 2001, and incorporated herein for all pertinent purposes, provided this Agreement and a corresponding agreement with the Texas Horsemen's Benevolent and Protective Association are in effect. In the absence of such a written joint amendment to this Agreement, the allocation among the various breeds of horses shall be determined by SHRP, subject to Rule 321.234 and the Act. The funds derived by SHRP from a Simulcast that are dedicated to the Texas Bred Incentive Program shall be allocated among the various breeds of horses by the Commission, subject to Rule 321.234 and the Act.

         12.5 As provided for under Section 11 of the Prior Agreement and carried forward in this Agreement, it is hereby agreed that SHRP is entitled to recover (to the extent already not recouped) from the Thoroughbred Horsemen's Purse Allocation previous overpayment amounts according to the following schedule:

            December 31, 1999 . . . . . . . . . . . .          $  660,000.00
            December  28, 2000  . . . . . . . . . . .          $  631,000.00
                                                               -------------
                 Balance Due  . . . . . . . . . . . .          $1,291,000.00
            Recovered to Date   . . . . . . . . . . .             309,000.00
                                                               -------------
                 Total Recoupment   . . . . . . . . .          $1,600,000.00

         12.6 All Cross-Species Greyhound Simulcasting at the Racetrack, if any, shall be governed by the Act, the Rules, and the provisions of this Agreement. Unless another agreement approved by the Commission is reached between the Association, SHRP, other applicable greyhound Racetrack Associations, including Gulf Greyhound, and other applicable greyhound breed organizations during the term of this Agreement, an amount not less than one percent (1%) of the total handle on all Cross-Species Greyhound Simulcast wagering at the Racetrack shall be paid to horse purses at the Racetrack on a monthly basis commencing January 11, 2000 and extending through December 31, 2000, in addition to the statutory allocations provided in Section 6.091 of the Act; and an amount not less than one and one-half percent (1 1/2%) of the total handle on all Cross-Species Greyhound Simulcast wagering at the Recetrack shall be paid to horse purses at the Racetrack on a monthly basis, commencing
January 1, 2001, and extending through December 31, 2001, in addition to the statuatory allocations provided in Section 6.091 of the Act. Any funds from Cross-Species Greyhound Simulcasting attributable to the Thoroughbred Horsemen's Purse Allocation shall be deposited timely in the Purse Account for the benefit of Thoroughbred Horsemen. In the event that SHRP receives a Cross-Species Simulcast Signal at the Racetrack, and an agreement is reached between the Association and other applicable greyhound Racing Associations and/or other applicable greyhound breed organizations concerning funds derived from Simulcasting and/or Cross-Species Greyhound Simulcasting that varies any statutory percentage or amount of purse monies payable to the official state breed registry for greyhounds resulting in additional monies payable to Thoroughbred Horsemen, then such monies also shall be deposited timely in the Purse Account for the benefit of Thoroughbred Horsemen.

         SECTION 13.       RECOGNITION OF COMMITTEES.

         SHRP shall recognize, consult with and cooperate with any committees established by the Association for the purposes of addressing matters at the Racetrack affecting Thoroughbred Horsemen and Backstretch Personnel, including but not limited to (i) a Racetrack Backside Committee, (ii) a Racetrack Benevolence Committee and (iii) a Racetrack Condition Book Committee, if any. SHRP shall not recognize any other person or entity other than such Association committees as the official spokesman for Thoroughbred Horsemen at the Racetrack on such matters.

         SECTION 14.       HORSEMEN'S SEATING AREA.

         SHRP shall provide free of charge to Thoroughbred Horsemen not less than 27 seats located in reasonable proximity to the Winner's Circle for use by Thoroughbred Horsemen and their employees. Said seats shall be clearly designated and policed by SHRP for Thoroughbred Horsemen only.

         SECTION 15.       GUEST PASSES.

         SHRP shall provide, free of charge, six (6) daily guest passes to the grandstand for guests of those Thoroughbred Horsemen who are licensed and have horses running at SHRP during the Thoroughbred Racing Meet. Thoroughbred Horsemen will sign for these passes and accept responsibility for those guests, subject to the rules and regulations of the Commission and SHRP.

         SECTION 16.       CHAPLAIN SERVICES.

         SHRP and the Association acknowledge that it is traditional and customary for horsemen and the racetracks to pay equal amounts to help support the Chaplain's services at each Texas racetrack. Currently horsemen and other Class 1 racetracks in Texas are each donating equal amounts per month for such services. SHRP and the Association (through the Texas Horsemen's Assistance Fund, Inc.) agree to each pay the amount mutually agreed upon for such services, or additional amounts required for such services. This contribution shall be in addition to any special events or "Charity Days" scheduled to benefit the Chaplaincy program. All sums due pursuant to this provision shall be paid timely each month to the Race Track Chaplaincy of Texas by the parties. The amount of each party's monthly contribution may be changed from time to time by written agreement of the parties hereto.

         SECTION 17.       FIRST AID STATION.

         SHRP agrees to provide emergency first aid to all backstretch personnel and ambulance service in accordance with Commission regulations. Such treatment shall be subject to a release and waiver of liability from the treated party and without any liability to either SHRP or the Association.

         SECTION 18.       ADDRESSING OF PROBLEMS.

         The Association (or a Racetrack Backside Committee designated by the Association) and SHRP shall address all material concerns of the Thoroughbred Horsemen relating to any matters affecting or concerning the Thoroughbred Horsemen and Backstretch Personnel and their relationship with SHRP and management of the Racetrack. Any matters relating to the relationship of the Thoroughbred Horsemen and SHRP, including any Thoroughbred Horsemen's concerns regarding either the operation of the Racetrack or its management, or any alleged breach of this Agreement, shall be brought to the attention of the other party in writing as soon as practicable and the parties shall make a reasonable effort to amicably and equitably adjust and resolve any problems or other matters which may arise between the parties.

         SECTION 19.       AMENDMENTS.

         The terms and conditions of this Agreement may be modified or amended only by mutual consent of the parties in writing, signed by a duly authorized representative of SHRP and a duly authorized representative of the Association (or the Officially-Recognized Horsemen's Organization, as applicable).

         SECTION 20.       COMMISSION APPROVAL.

         The terms and conditions of this Agreement shall be subject to approval in accordance with the appropriate procedures of the Commission. If the terms and conditions of this Agreement are inconsistent with the Act or the Rules, either current or as amended, the Act or Rules, as applicable, will control unless both parties to this Agreement agree to renegotiate any provisions which are determined to be inconsistent with the Act or Rules.

         SECTION 21.       INSURANCE.

         21.1 There is presently in existence a Fire and Disaster Insurance Plan under the auspices of the National HBPA, whereby insurance is provided by a reputable insurance company selected by the National HBPA, which, with certain limitations, protects the owners of horses against the loss of their racehorses, tack, etc., due to fire or disaster. Racing Associations assist in providing financing for this program, and, for the purpose of determining the amount of contribution, are grouped into categories on the basis of handle. SHRP, as signatory to this Agreement, agrees to participate in a proportionate share of the annual premium for the National HBPA Fire and Disaster Program in effect during the term of this Agreement.

         21.2 Furthermore, SHRP acknowledges its mutual interest with the Association in ensuring that jockeys who ride at the Racetrack's races are fit and able, and SHRP therefore agrees during the term of this Agreement to make all payments to the Jockeys Guild, Inc. required to be made by that certain agreement by and between the Jockeys Guild, Inc. and the Thoroughbred Racing Association, effective January 1, 2000.

         SECTION 22.       NON-DISCRIMINATION.

         SHRP and the Association expressly agree that neither of them will discriminate for or against any person because of such person's race, color, creed, origin, sex, religious preference or affiliation. The parties expressly agree that there shall be no acts, direct, indirect or subtle, that in any manner can be interpreted as retaliation or retribution against any person for any affiliation, statement, position or action of the Association, other than as may be expressly permitted by law.

         SECTION 23.       GENDER REFERENCES.

         The parties agree that any reference herein to "horsemen" includes horsewomen as well and all masculine references and pronouns used herein include the female equivalent. The masculine references are used merely in order to reflect language used in the industry and currently incorporated into the governing document of the Association and the Act and Rules.

         SECTION 24.       BINDING.

         This Agreement shall be binding on and inure to the benefit of SHRP, the Association and the Partnership (or the Officially-Recognized Horsemen's Organization, as applicable), and each of their successors and authorized assigns. Neither party shall assign this Agreement nor any rights, duties or obligations thereunder to a third party without the express written consent of the other party, which consent shall not be unreasonably withheld. In addition, neither party shall utilize related entities in order to frustrate the performance of any right, duty or obligation under this Agreement.

         SECTION 25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         SECTION  26.    TEXAS LAW.

         This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Texas. The parties agree that Travis County, Texas will be the venue of any dispute and will have jurisdiction over all parties.

         SECTION  27.    ATTORNEY'S FEES.

         If any legal action or other proceeding is brought for the enforcement or interpretation of this Agreement or any Exhibit hereto or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement or any Exhibit hereto, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

         SECTION 28.     WAIVER.

         The waiver by any party of a breach of any provision of this Agreement or any Exhibit hereto by the other parties shall not operate or be construed as a waiver of any subsequent breach by such other party.

         SECTION 29.     NOTICES.

         All notices, requests and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other parties at the addresses as set forth herein below:


             To SHRP:               SAM HOUSTON RACE PARK, LTD.
                                    7575 N. SAM HOUSTON PARKWAY WEST
                                    HOUSTON, TEXAS  77064
                                    ATTN: ROBERT  L. BORK, SENIOR VICE PRESIDENT
                                         AND GENERAL MANAGER

             To the Association:    TEXAS THOROUGHBRED HBPA, INC.
                                    P.O. BOX 14533
                                    AUSTIN, TEXAS  78714
                                    ATTN: PRESIDENT
                                    FACSIMILE: (512) 467-9790

             To the Partnership:    TEXAS HORSEMEN'S PARTNERSHIP, L.L.P.
                                    6633 HIGHWAY 290 EAST, SUITE 100
                                    AUSTIN, TEXAS  78723
                                    ATTN: EXECUTIVE DIRECTOR
                                    FACSIMILE: (512) 467-9790


         SECTION 30.       COMPLETE AGREEMENT.

         This Agreement, including the Exhibits hereto, contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

                                             TEXAS THOROUGHBRED HBPA, INC.



Dated: January 11, 2000             By:         /S/ JOHN ROARK
                                            John Roark, President


                                             SAM HOUSTON RACE PARK, LTD.


Dated: January 11, 2000             By:        /S/ ROBERT L. BORK
                                                Robert  L. Bork,
                                            Senior Vice President and
                                                 General Manager